Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No.’s 333-153734, 333-228747, and 333-237580) on Form S-8 of Inotiv, Inc.(f/k/a Bioanalytical Systems, Inc.) and on Form S-3 of Inotiv, Inc.(f/k/a Bioanalytical Systems, Inc.) of our report dated December 22, 2020, relating to the consolidated financial statements of Bioanalytical Systems, Inc., appearing in the Annual Report on Form 10-K of Bioanalytical Systems, Inc. for the year ended September 30, 2020.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ RSM US LLP

Indianapolis, Indiana

April 20, 2021